RED MILE ENTERTAINMENT, INC.
Fiscal 2007 Employee Incentive Bonus Plan
Overview

Red Mile Entertainment Inc.’s (“Red Mile”) Incentive Bonus plan (the “Bonus Plan”) covers employees of Red Mile and its subsidiaries, except for Red Mile sales employees who are covered under a separate Red Mile Commission Plan (“the Commission Plan”) The Bonus Plan’s objective is to provide incentives to all employees. Eligibility for participation in the plan includes employees who do not normally receive overtime compensation and who have been approved for participation by the President of the Company and the Chairman of the Board of Directors of the Company. Specific criteria for earning the bonus varies based on the employee’s classification.

Therefore, for purposes of the Bonus Plan, we have created three classes of employees:

•	Executive Officers
•	Senior Managers
•	Other Employees and Consultants

The bonuses for each class will be determined based on 3 criteria; 2 criteria will be based on company performance measures and one criteria will be based on individual specific criteria.

General provisions:

Employees who have commenced employment during the fiscal year shall have their bonus payment prorated for the portion of the fiscal year employed.

•	Bonuses shall be paid approximately 3 months after the close of Red Mile’s fiscal year on June 30, 2007; the Board of Directors will have discretion to delay payment past June 30, 2007.
•	All bonuses covered under this plan are payable subject to the employee remaining employed at Red Mile at June 30, 2007.
•	Bonuses will be calculated based on an employee’s base salary at the beginning of Red Mile’s fiscal year (April 1, 2006).
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At the discretion of the Board Of Directors, additional bonuses may be granted for exceptional performance by an individual or the company. Such bonuses shall be paid within 30 days of Board Of Director Approval.

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Employees will have the option to receive bonuses in cash or in stock; if an employee elects to receive the bonus in stock, the employee will receive an additional 20% in stock above the amount calculated as the cash bonus. Employees will be eligible to elect to receive a portion of the bonus in cash and a portion of the bonus in stock pro-rata; for the portion of the bonus elected to be received in stock, that portion only will be eligible for the additional 20% in stock.

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At the discretion of the Board of Directors, Red Mile can elect to pay all bonuses in stock. To the extent that the payment in stock triggers any tax obligations to the employee, Red Mile will pay that portion of the bonus in cash.

Other Employees and Consultants

•	The employees of Red Mile to be included in this category and their eligible bonus percentages are to be determined by the President and Chief Financial Officer of Red Mile.

Senior Managers

•	The employees of Red Mile to be included in this category and their eligible bonus percentages are to be determined by the President and Chief Financial Officer of Red Mile.

Executive Officers

Currently included in this group are:

•	Chester Aldridge, CEO
•	Ben Zadik, CFO
•	Robert Westmoreland, VP Publishing

The eligible bonus percentages will be determined and approved by the Board Of Directors.

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